Exhibit 3.1

OXFORD FINANCE CORPORATION
ARTICLES OF INCORPORATION

ARTICLE I

INCORPORATION

     Cecil E. Martin, III, whose post office address is 7 Saint Paul Street, Suite 1000, Baltimore, Maryland 21202, being at least eighteen (18) years of age, does hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

ARTICLE II

NAME

     The name of the corporation (which is hereafter referred to as the “Corporation”) is:

OXFORD FINANCE CORPORATION

ARTICLE III

PURPOSE

     The purposes for which the Corporation is formed are as follows: (1) to do anything permitted by Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time; and (2) to engage in any other lawful activity for which corporations may be formed under the Maryland General Corporation Law, as amended from time to time.

ARTICLE IV

PRINCIPAL OFFICE
AND REGISTERED AGENT

     The post office address of the principal office of the Corporation in this State is Oxford Finance Corporation c/o McGuireWoods LLP, 7 Saint Paul Street, Suite 1000, Baltimore, Maryland 21202. The name and post office address of the resident agent of the Corporation in this State are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

ARTICLE V

CAPITAL STOCK

     (1)  The total number of shares of stock which the Corporation has authority to issue is fifty million (50,000,000) shares of capital stock, of which forty million (40,000,000) shares shall be common stock, with a par value of $.01 per share (“the “Common Stock”), and ten million (10,000,000) shares shall be preferred stock, with a par value of $.01 per share (the “Preferred Stock”). The aggregate par value of all shares of all classes is $500,000. The Board of Directors of the Corporation may classify or reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption of such stock.

     (2)  The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation.

(a) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(b) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

(c) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified (if any such class of stock is participating preferred stock or preferred stock) or not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

     (3)  Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

(a) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.

(b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(c) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(d) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(e) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(f) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(g) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof.

(h) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the charter of the Corporation.

     (4)  For the purposes hereof and of any articles supplementary to the charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(b) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(c) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

ARTICLE VI

BOARD OF DIRECTORS

     The number of directors of the Corporation shall initially be three (3), provided that the number of directors of the Corporation may be varied by or as provided for in the bylaws of the Corporation, but shall not be more than eleven (11) nor less than that number of directors required under Maryland General Corporation Law. The names of the persons who shall serve as the initial directors of the Corporation until the first annual meeting and until his or her successor or successors are duly elected and qualified are:

J. Alden Philbrick, IV	Director
Michael Altenburger	Director
Dr. Tao Dagi	Director

ARTICLE VII

POWERS OF THE CORPORATION
AND THE BOARD OF DIRECTORS

     The following provisions are hereby adopted for the purpose of defining the powers of the Corporation and of the board of directors and should not be construed as limiting the powers of the Corporation or the board of directors:

     (1)  The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized for consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

     (2)  The Board of Directors shall have power from time to time and in its sole discretion to determine in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

     (3)  A contract or other transaction between the Corporation and any of its directors or between the Corporation and any other Corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely because of any one or more of the following: the common directorship or interest; the presence of the director at the meeting of the Board of Directors which authorizes, approves, or ratifies the contract or transaction; or the counting of the vote of the director for the authorization, approval, or ratification of the contract or transaction. This Section applies if:

(a) the fact of the common directorship or interest is disclosed or known to: the Board of Directors and the Board authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or the stockholders entitled to vote, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or Corporation, firm, or other entity; or

(b) the contract or transaction is fair and reasonable to the Corporation.

     Common or interested directors or the stock owned by them or by an interested Corporation, firm, or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of the stockholders, as the case may be, at which the contract or transaction is authorized, approved, or ratified. If a contract or transaction is not authorized, approved, or ratified in one of the ways provided for in clause (a) of the second sentence of this Section, the person asserting the validity of the contract or transaction bears the burden of proving that the contract or transaction was fair and reasonable to the Corporation at the time it was authorized, approved, or ratified. The procedures in this Section do not apply to the fixing by the Board of Directors of reasonable compensation for a director, whether as a director or in any other capacity.

     (4)  The Corporation reserves the right to amend its charter so that such amendment may alter the contract rights, as expressly set forth in the charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and receive payment of the face value of his or her stock.

     The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other article of the charter of the Corporation, or be construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

ARTICLE VIII

LIMITATION OF PREEMPTIVE RIGHTS

     Except as may otherwise be provided by the Board of Directors, no holder of any shares of the capital stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

ARTICLE IX

LIMITATION OF LIABILITY
AND INDEMNIFICATION; PERPETUAL EXISTENCE

     To the fullest extent permitted by Maryland General Corporation Law, as amended or interpreted, and as limited by the Investment Company Act of 1940, as amended, or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder, in each case as nor or hereafter in force (the “1940 Act”), no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (a) to the extent that it is proved that such director or officer actually received an improper personal benefit or profit in money, property or services, for the amount of the improper personal benefit or profit in money, property or services actually received, or (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was (i) the result of active and deliberate dishonesty, or (ii) intentionally wrongful, willful or malicious and, in each such case, was material to the cause of action adjudicated in the proceeding. Neither the amendment nor the repeal of this Article, nor the adoption of any other provision in the Corporation’s charter inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the Corporation.

     The Corporation shall, to the fullest extent permitted by the Maryland General Corporation Law, as the same may be amended and supplemented and, without limiting the generality of the foregoing, in accordance with Section 2-418 of said Maryland General Corporation Law, and as limited by the 1940 Act, indemnify (i) any present or former director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters arising out of service in their capacities as officers or directors of the Corporation and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. Neither the amendment nor the repeal of this Article, nor the adoption of any other provision in the Corporation’s charter inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the Corporation.

     The duration of the Corporation shall be perpetual.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 23rd day of October, 2001, and I acknowledge the same to be my act.

/s/ CECIL E. MARTIN, III
By: Cecil E. Martin, III, Incorporator

I HEREBY CONSENT to my designation in this document as resident agent for this corporation.

THE CORPORATION TRUST INCORPORATED